EXHIBIT 23.3


               CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Time Warner Inc. of our report dated February 5, 1996, appearing in Turner Broadcasting System, Inc.'s 1995 Annual Report to Shareholders, which is incorporated by reference in Turner Broadcasting System Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995 which has been incorporated by reference in the Current Report on Form 8-K of Time Warner Inc. dated March 22, 1996 which report has been incorporated by reference in the Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



PRICE WATERHOUSE LLP

Atlanta, Georgia
April 5, 1996